Exhibit 4(a)

Form of Subscription Agreement

Thank you for contributing data to SavvyShares! To be issued shares in SavvyShares in exchange for your data contribution, you will need to complete the following Subscription Agreement. You may choose to complete the Subscription Agreement at a later time, in which case you will not be issued SavvyShares Shares for your contributed data until that time, subject to the availability of Shares at that time; however, in the meantime, you will still have granted us permission to use your contributed data per our SavvyShares Consent, Privacy Policy and Terms and Conditions. You will be able to download a fully executed copy of this Subscription Agreement in your Settings.

The number of shares of SavvyShares issuable for data contributions is defined in our Offering Statement, and is based on the type and amount of information that you, the investor, contribute to SavvyShares, subject to our SavvyShares Consent and Privacy Policy.

This Subscription Agreement, dated [auto-populate by system], by and between you and SavvyShares, LLC (“SavvyShares”) relates to your contribution of [auto-populate by system - data type(s) just shared] valued at [#shares—auto-populated from system based on current version of share table] shares in SavvyShares (the “Shares”).

Please complete the information below for the member to whom the shares will be registered, or confirm it is still accurate, and click “I accept”, once you have read the entire Subscription Agreement.

Name (First, Middle, Last)	Date of Birth (mm/dd/yyyy)	mm/dd/yyyy format	Country of Citizenship	Default to USA Pull down list
Street Address (i)

City	State	Pull down list	Zip Code

Daytime Phone	Email Address

SavvyShares reserves the right in its sole discretion and for any reason whatsoever to modify, amend or withdraw all or a portion of the offering or to accept or reject in whole or in part any prospective investment in the Shares or to allot to any prospective investor less than the amount of Shares that investor desires to purchase.

You hereby make, confirm, and agree to all of the following representations with the full knowledge that SavvyShares and its affiliates are expressly relying on your representations to make a decision to accept or reject this Subscription Agreement.

1.	You understand that SavvyShares reserves the right, in its sole discretion, to accept or reject your subscription, in whole or in part, for any reason whatsoever (provided that if any contributed data is not accepted in exchange for Shares, SavvyShares will delete the contributed data).

2.	You are legally competent to enter into this Subscription Agreement and to agree to the terms and conditions hereof, including SavvyShares’s Operating Agreement (as defined below).

3.	You are acquiring the Shares for your own account. You understand that the Shares have not been registered under the Securities Act of 1933, as amended, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon your representations contained in this Subscription Agreement.

4.	You have read the Offering Statement for the offering of SavvyShares Shares.

5.	You have read the SavvyShares Consent, Privacy Policy and Terms and Conditions.

6.	You have read SavvyShares’s Limited Liability Company Agreement (the “Operating Agreement”) attached as Exhibit 2(b) to the Offering Statement, and accept the terms and conditions thereof, as a condition to the purchase of Shares made hereunder. If you are not already a member of SavvyShares, your signature to this Subscription Agreement also constitutes your signature and agreement to be bound by the Operating Agreement.

7.	You acknowledge that the Shares are not transferable, except as may be required by law, and that there is no, and will be no, public market for the Shares.

8.	The data you are contributing to SavvyShares in exchange for Shares (the “Contributed Data”) (A) is your own data (e.g., it is about you), (B) is the type of data which you have indicated when uploading it to SavvyShares and otherwise conforms to SavvyShares’s specifications for that type of data notified to you at the time of uploading it, (C) is true and complete, and (D) has not been altered by you or, to your knowledge, by anyone else, since it has been generated or prepared.

9.	You have the full right and authority to contribute the Contributed Data to SavvyShares on the terms set forth in this Subscription Agreement.

10.	You are not acting as an agent, representative, intermediary or nominee for any other individual or entity.

11.	You are a citizen or resident of, and currently located within the jurisdiction of, the United States.

12.	Your information which you provided in this Agreement shall survive your investment in SavvyShares.

13.	No person or entity has any claims for brokerage commission, finders’ fees or similar compensation in connection with the transactions contemplated by this Subscription Agreement or related documents based on any arrangement or agreement binding upon you.

By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. SavvyShares may assert your foregoing representations as a defense in any subsequent litigation where it would be relevant. This Subscription Agreement and all rights hereunder will be governed by, and interpreted in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws.

You and SavvyShares each consents and agrees that your electronic signature to this Subscription Agreement constitutes your valid signature, acceptance and agreement as if actually signed by you in writing, and your electronic signature is the legal equivalent of your manual signature, that no certification authority or other third party verification is necessary to validate your electronic signature, and the lack of such a certification or verification will not in any way affect the enforceability of your signature or resulting contract between you and SavvyShares, and that electronic signature executed in conjunction with the electronic submission of this Subscription Agreement will be legally binding and this transaction will be considered legally authorized by you.

You and SavvyShares each hereby further agrees that all current and future communications regarding this Subscription Agreement, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or in your SavvyShares member profile settings without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.

If any such electronically sent communication fails to be received for any reason, including because any communication is diverted to the recipient’s spam filters by the recipient’s email service provider, or due to the recipient’s change of email address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.

No paper or other physical documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

You and SavvyShares acknowledge and agree that this Subscription Agreement constitutes a joinder to the Operating Agreement, and by execution hereof, you agree to be bound by all of the terms and conditions of the Operating Agreement as a “member” (as that term is used in the Operating Agreement), including the power of attorney granted in Section 10.10 thereof. You further agree that the terms and provisions of Section 10.2 (Mandatory Arbitration); 10.8 (Jurisdiction; Venue; Service of Process); 10.11 (Execution in Counterparts); and 10.16 (Entire Agreement) of the Operating Agreement will apply to this Subscription Agreement, as if the same were set forth herein in their entirety. You may not transfer or assign this Subscription Agreement, the Operating Agreement or any Shares to any other person or entity, in whole or in part. None of the provisions of this Subscription Agreement may be waived, changed or terminated orally or otherwise, except as specifically set forth herein or except by a writing signed by you and SavvyShares.

Form of Purchaser Consent

PURCHASER CONSENT

For purposes of the Purchaser Consent and Privacy Policy, we refer to Member Data (that is, data about your survey responses or behavior) as Shared Data, and to any personal Member Data (for example, your name, contact information, payment information) as Personal Data. Personal Data may or may not include your Shared Data and all Member Data is either Personal Data or Shared Data.

By purchasing a share in this Offering, you will grant us a revocable right to use your Member Data in accordance with your Purchaser Consent and also agree to be bound by our Privacy Policy and our Terms and Conditions. In general, you are agreeing that, for as long as you do not withdraw access to your Member Data by terminating your Purchaser Consent or requesting us to remove selected Member Data, your de-identified Member Data can be used in population level or representative sampling, using queries and data access policies which we believe prevent any specific individual from being reasonably identified.

For members who download and install our App, we collect information for research purposes aimed at understanding how you interact with your device and browse the internet, including the types of entertainment you watch or advertisements you see or the searches you conduct. Member Data will be passively collected as long as you keep the App installed and active on your device. The App will continually send us data in real-time as you use the device. We will periodically send surveys that must be attempted in order for your Member account to be deemed active for validation. See the section titled “Securities Being Offered—Consideration” in our Offering Circular for further information on our data collection policies for the App.

For members who provide Member Data via surveys or other methods of participation, we may collect information such as, but not limited to, Personal Data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, or trade union membership, data concerning health or data concerning your sex life or sexual orientation. You must explicitly consent to our data policies associated with each survey to be completed by agreeing to the terms and conditions of the survey prior to starting the survey. See the section titled “Securities Being Offered—Consideration” in our Offering Circular for further information on our data collection policies for surveys.

We may also use your Member Data to improve our operational services, and as otherwise required by law. Further details are provided in our Privacy Policy.

We use cookies and similar technologies to collect website usage data and to operate our services. Cookies are required for most parts of our services such as taking surveys, accessing your member portal and requesting payment. We use both session cookies and persistent cookies to better understand how you interact with our services, to monitor aggregate usage patterns, and to personalize and otherwise operate our services such as by providing account security, preventing fraud, and remembering your website preferences.

We require information about your signup and current location, which we get from signals such as your IP address or device settings to prevent fraud and to securely and reliably set up and maintain your account. Subject to your settings, we may collect, use, and store additional information about your location—such as your current precise position to operate or personalize our services including with more relevant surveys and additional research opportunities.

A member may at any time terminate his or her Purchaser Consent, or elect to have selected Member Data removed, which will have the effect of revoking his or her Purchaser Consent as it relates to such Member Data (but not any other Member Data not removed). See the section titled “Our Limited Liability Company Operating Agreement—Redemption Rights” in our Offering Circular. Please note that your continued consent to our use of your Shared Data is required for your continued ownership of any shares issued to you in connection with the contribution of that Shared Data. If you elect to remove selected Shared Data for which you were issued ownership shares in our company, we will redeem (i.e., cancel) those shares, and you may also elect to cancel certain other shares that may have been issued to you. See the section titled “Our Limited Liability Company Operating Agreement—Redemption Rights—Additional Redemptions” in our Offering Circular. If you terminate your Purchaser Consent or delete your SavvyShares account, we will redeem all shares issued to you. We believe this is the best way to be fair to other members of our community who have not revoked access to their Member Data. Additionally, if, for any period of time, for any reason, we are unable to issue shares pursuant to this offering, we, or an affiliate, reserve the right to offer cash in exchange for Member Data to members during such period.

We will strive to apply the industry’s best practices and state-of-the-art technology to protect your information, including those practices identified in the section titled “Privacy Policy – Data Protection” in our Offering Circular. But neither we, nor anyone else, can completely guarantee the long-term security of data. While we have implemented precautions designed to avoid the potential for researchers or other third parties to learn the identity of any member who contributed a particular item or set of Member Data, we cannot provide absolute assurance that a researcher or other third party may not be able to circumvent our protections and learn or verify the identity of a specific member.

We may update the Purchaser Consent from time-to-time by notifying you of the proposed changes at least thirty (30) days before their effectiveness to provide you with the opportunity to terminate your Purchaser Consent or remove some or all of your Member Data if you do not want your Member Data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you will be bound by the new terms when they become effective. However, none of the changes to the Purchaser Consent may, without your explicit consent, adversely affect your basic right to terminate your Purchaser Consent (subject to the redemption of all your shares) or to remove some or all of your Member Data (subject to the redemption of shares issued therefor). When a member agrees to the Purchaser Consent, the then current version of the Purchaser Consent (including the Privacy Policy and Terms and Conditions in their then current forms) will apply to both current and prior contributions of Member Data, and to the extent the current version is inconsistent with any prior Purchaser Consent to which the member agreed (including the Privacy Policy and Terms and Conditions provided at that time) in connection with prior Member Data contributions, including any amendments to the Purchaser Consent (and Privacy Policy or Terms and Conditions), the member will agree that the current version of the Purchaser Consent (and corresponding Privacy Policy and Terms and Conditions) will govern our use of those prior data contributions after the date the member agrees to the Purchaser Consent.

In the event of a change in control or ownership of our Company or our Manager (as identified in the Terms and Conditions and Privacy Policy), the new controlling or owning party will have the same rights to use your Shared Data provided in the Purchaser Consent as we and our Manager have.

Form of Privacy Policy

PRIVACY POLICY

Last updated: ___________

Our Philosophy

This Privacy Policy (the “Policy”) is posted by SavvyShares LLC (“we,” “us,” or “SavvyShares”), and governs our collection and use of Member Data (as defined below) from individuals (“you,” “your,” or “member”) via the SavvyShares application (the “App”) or SavvyShares website (the App and the website are referred to collectively as the “Platform”) or any other means in connection with your membership in SavvyShares. We’ve developed this Policy to describe (1) how we collect, use, transfer, and store your Member Data; (2) your choices regarding your Member Data; and (3) how we ensure your privacy.

As used in this Policy, “Member Data” means information about our members, in whatever form. “Personal Data” is Member Data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular member or that member’s household.

The privacy and security of your Member Data, and your Personal Data in particular, is of the utmost importance to us. We understand and respect the sensitive nature of the information that our members provide to us, and we strive to be transparent in our collection, use and disclosure of this information, as described in this Policy.

We are committed to providing a secure, private, and safe environment, and our policies are designed to conform to the standards of the Insights Association Code of Standards and Ethics for Market Research and Data Analytics, the ICC/ESOMAR International Code on Market, Opinion and Social Research and Data Analytics, the Children’s Online Privacy Protection Act of 1998 (“COPPA”), and the California Consumer Privacy Act (“CCPA”).

Please note that other products or services are governed by separate privacy policies. This Policy only applies to the Platform, and to the Member Data that we collect through the Platform or in connection with your membership in SavvyShares. It does not apply to any personal data that we collect via other websites or applications where this Policy is not posted.

This Policy is incorporated into and forms a part of the SavvyShares Purchaser Consent and Terms and Conditions. By participating in SavvyShares, you consent to the Purchaser Consent and to the Terms and Conditions, including this Policy, which forms a binding agreement between you and SavvyShares. If you do not become a member of SavvyShares, your use of the Platform constitutes acceptance of the applicable terms in the Terms and Conditions and this Privacy Policy. If you do not agree with the Purchaser Consent, Terms and Conditions or this Policy, do not use the Platform or otherwise participate in SavvyShares. Continued use of the Platform or participation in SavvyShares constitutes your freely given, specific, and informed consent and agreement to the terms herein.

Description of Services

SavvyShares seeks to build and offer customers access to a database of Member Data owned by a community comprised of its members, which we refer to as our “Database,” and also seeks to build a business focused on growing and developing the Database.

Our Database will be comprised of various types of data captured or delivered depending on the methodology and submitted into the Database, including behavior data tracked through our Platform, data obtained from self-reported surveys and interviews, behavior data obtained from third parties with a member’s consent, and any other social or related data satisfying our requirements.

Through community participation, we aim to create a dynamic, secure, and longitudinal database along with a supporting ecosystem geared towards the compilation of behavioral insights. By making the Database available to third parties, we aim to facilitate insights which lead to greater predictive power of behavioral information for client applications. Third-party access to the Database is only granted with our members’ consent, as detailed in this Privacy Policy and otherwise as we may notify members from time-to-time.

Your acquisition of shares in SavvyShares constitutes a purchase of securities under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Your rights as a member are further explained in the SavvyShares Terms and Conditions, Purchaser Consent, Offering Circular, and the SavvyShares Operating Agreement.

Collection and Use of Member Data

In connection with your use of the Platform and your membership in SavvyShares, we collect the following categories of Personal Data and use them in the following ways:

●	Registration Information: We collect Personal Data such as your name, address, email address, and IP address during the registration process. This allows us to verify your eligibility, to determine which surveys are appropriate for you, and to contact you regarding participation in surveys. Subject to your settings, we may collect, use, and store additional information about your location, including your current precise position, to operate or personalize our services including with more relevant surveys and additional research opportunities. You can opt out of receiving survey notifications by unsubscribing your email address as provided in a given communication or by contacting us as provided in the “Contact Us” section below.

●	Survey Participation: For members who provide Member Data via surveys or other methods of participation, we may collect information such as, but not limited to, personal data revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, or trade union membership, data concerning health or data concerning your sex life or sexual orientation. This data will vary from survey to survey, but in such cases you know what data we’re collecting because you provide it to us during the survey. You must explicitly consent to any specific terms and conditions associated with an individual survey, including any terms relating to Personal Data, prior to starting the survey. Member Data from surveys is included, in deidentified form, in the Database, and our clients and affiliates may access that deidentified information in connection with services provided by us or our affiliates.

●	Behavioral Data: Our App tracks web behaviors and browsing activities, including the types of entertainment you watch or advertisements you see or the searches you conduct. We use the information we collect through the App to identify online trends, and this data is included in deidentified form in the Database. Member Data will be passively collected as long as you keep the App installed and active on your device. The App will continually send us data in real-time as you use the device. The App will periodically send surveys that must be attempted in order to be deemed active for validation. If the App is installed, but you do not use your device, the App may still collect limited data, such as traffic from web pages in open browser windows or background traffic on a mobile device, such as background checks for updates when the device is sleeping. Member Data collected this way is included in the Database, and our clients and affiliates may access that deidentified information in connection with services provided by us or our affiliates. In addition to data collected by the App, SavvyShares may allow third parties, subject to agreements with SavvyShares, to independently track a member’s web behaviors and browsing activities (for example, through the use of a tracking cookie), but only with a member’s consent. The scope of such third-party data collection will not exceed the scope described in this Privacy Policy.

●	Live Participation: Members may also participate in in-person focus groups, one-on-one or other personal interviews or other in-person methodologies, such as “shopalongs” (where a professional accompanies a member to a store to observe behaviors) or ethnographic observation in the home where a professional observes behavior in usage of a product or habits in the home. Prior to participation, a telephone call with screening questions is administered to ensure qualification for the project. If the member qualifies, an invitation is sent followed by a reminder to participate. A member must explicitly consent to our data policies associated with each live participation opportunity.

●	Social Networks and Social Media: We may provide optional integrations into social networks to provide better services to SavvyShares members. This integration may require authentication and linking of certain Personal Data from these social networks. Please note however that we do not have control over those social networks’ use of your Personal Data, and strongly urge you to review their privacy policies.

●	Improvement of the Services: We will also use your Member Data as necessary to improve our operational services and your experience as a member.

●	Data Augmentation: In some cases, we may use secondary data sources to augment Member Data collected through our Platform.

●	As Required by Law: We may use or disclose Member Data, including Personal Data, as required by law or legal process, for example, in responding to a court-issued subpoena. Where allowed by law and where reasonably possible, we will notify you in advance of any such proposed use or disclosure of your Member Data.

●	Enforcement of Agreements: We may use your Member Data to enforce the SavvyShares Terms and Conditions, any member Subscription Agreement, or our Operating Agreement, including, in each case, investigations of potential violations.

Cookies

We use cookies and similar technologies to collect website usage data and to operate our services. Cookies are required for most parts of our services such as taking surveys, accessing your member portal and requesting payment. We use both session cookies and persistent cookies to better understand how you interact with our services, to monitor aggregate usage patterns, and to personalize and otherwise operate our services such as by providing account security, preventing fraud, and remembering your website preferences. Some of these cookies (analytics cookies, for example) may be placed on your device if you visit the SavvyShares website, even if you do not register as a member.

Sharing of Member Data

In connection with your use of the Platform and your membership in SavvyShares, we may also share your Member Data in the following ways:

●	Clients: We share deidentified Member Data about you in connection with our clients’ access to the Database, or as part of research results we deliver to our clients, to help our clients get insights into how better to deliver their goods and services. With your consent, we may also share certain Personal Data with such clients.

●	Affiliates: We may also share Member Data, including Personal Data, with our manager, SavvyShares PBC (“Manager”) or our affiliates, as necessary to operate the SavvyShares business.

●	Third Party Service Providers: We may also share Personal Data, subject to confidentiality agreements, with third-party service providers who help us make SavvyShares available to you and our services available to our clients. Such service providers include, for example, Amazon Web Services, Google Analytics, Melissa Data (for address verification), third-party data matching services, service providers who facilitate payment, and other third parties who help us deliver our services and manage our relationship with you.

Information Retention

We make efforts to ensure that Personal Data we receive, process, or maintain is accurate, complete, and reliable. We rely on the accuracy of the information provided directly to us but accept responsibility for the management and confidentiality of the Personal Data collected. In general, we keep Personal Data only as long as we need it to provide the services you requested. For example, we may keep your registration information indefinitely to allow you to sign in for as long as you remain a member. You can request deletion of information as provided in the “Deletion of Member Data” section below.

We may also process information on behalf of third parties who have engaged us. We keep Personal Data processed on behalf of third parties for as long as needed to provide services to the third party in question. However, we reserve the right to retain Personal Data for any period required by law or to comply with our legal obligations, resolve disputes, and enforce our agreements.

Data Protection

We take the security and privacy of your Personal Data very seriously. We will use reasonable technical, physical, and administrative controls to protect member Personal Data from unauthorized access or disclosure and to ensure the appropriate use of this information, and no Personal Data will be associated with survey responses or provided to clients without a member’s prior consent. Please note we cannot guarantee the security of information on or transmitted via the Internet.

Third Party Websites and Services

The Platform or other communications in connection with SavvyShares may contain other links to external websites or other third-party services. These are provided for your convenience only, and we do not have control over the content or privacy and security practices and policies of such third parties or third-party sites. Any Personal Data you provide in such areas, and on such linked pages, is provided directly to that third party and is subject to that third party’s privacy policy. Please learn about the privacy and security practices and policies of external websites and third parties before providing them with Personal Data.

Children’s Privacy

SavvyShares is not designed for, intended to attract, or directed toward children under the age of 18, and we do not accept Personal Data from children under the age of 18. If we become aware a user of SavvyShares is under 18, we will use reasonable efforts to delete any information submitted by that child as soon as possible and to ensure such information is neither transferred to anyone else nor used by us. Please let us know as soon as you become aware a child under 18 has submitted information to us, as provided in the “Contact Us” section below.

Do Not Track

Some browsers have a “do not track” feature that lets you tell websites you do not want to have your online activities tracked. Because these features are not yet uniform, we do not presently respond to “do not track” signals. We will however treat any “do not sell” or similar signals as opt-out requests under CCPA.

Modification

We may update the Policy as it applies to our use of Member Data from time-to-time by notifying you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to terminate your Purchaser Consent or remove some or all of your Member Data if you do not want your Member Data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you will be bound by the Policy when it becomes effective.

Deletion of Member Data

You may opt out of participation at any time by uninstalling the App from your device. This will not result in removal from the Database of any Member Data previously collected or a redemption of shares previously earned. If you wish to remove Member Data previously provided through the Platform, you must follow the redemption procedures as outlined in the Terms and Conditions and the SavvyShares Operating Agreement. Please note however that deletion of your Member Data may not extend to data we’ve already sent to clients, or to data we keep for backup/archiving and legal compliance purposes.

Your Rights

Under certain circumstances, you may have rights under applicable data protection laws in relation to your Personal Data, including the right to request access to your Personal Data, to request correction of the Personal Data that we hold about you, or to withdraw your consent to our processing of your Personal Data. If you wish to inquire further about any of the potential rights set out above, please contact us as provided in the “Contact Us” section below.

Notice to California Residents

If you are a California resident, you also have the following special rights under CCPA.

Your Right to “Know” and to Request Deletion

You have the right to know the categories and specific pieces of Personal Data we have collected about you. You have the right to know the categories of sources from which the Personal Data has been collected, the business or commercial purpose for collecting or selling Personal Data, and the categories of third parties with whom we share Personal Data.

You also have the right to request deletion of Personal Data we’ve collected or maintain. Please note this right is subject to certain exceptions, including without limitation our retaining information as necessary to protect against malicious, deceptive, fraudulent, or illegal activity, to comply with our legal obligations, and for other internal purposes.

To exercise these rights contact us as provided in the “Contact Us” section below. We may ask you to provide additional information in order to verify who is making the request. Please note that any requests to know will only apply to the 12-month period preceding the request, and you are entitled to submit a request to know twice in any 12-month period.

Your Right to Opt Out of the “Sale” of Your Information

The term “sell” is broadly defined under CCPA. Its meaning includes “…renting, releasing, disclosing, disseminating, making available, [and] transferring… for monetary or other valuable consideration.” We may sell your Member Data to our affiliates or to our Manager. Also, in certain scenarios, information we share with our clients may be considered a “sale” under CCPA. You have the right to opt out of this “sale” of your Personal Data. For more information on how to opt out, please click here https://www.savvyshares.com/do-not-sell-my-personal-information ..

Personal Information Sold and Disclosed

You also have the right to what categories of Personal Data we’ve sold or disclosed for a business purpose, and the third parties to whom that information was sold or disclosed. We’ve “sold” to our Manager, affiliates, and clients survey participation information, behavioral data, and live participation information, as described in the “Collection and Use of Member Data” section above. We’ve otherwise disclosed for a business purpose the following categories of information to the following parties: IP addresses to Google Analytics; mailing addresses to our address verification service providers; raw network traffic from devices to Amazon Web Services or similar web services providers; names, email addresses, postal addresses, and on rare occasions IP addresses to third-party data matching services; and names, addresses, and payment card information to payment service providers.

Your Right to Non-Discrimination

You have the right not to receive discriminatory treatment for the exercise of the privacy rights conferred by CCPA, including but not limited to by denying you services, charging different prices or rates, or providing you with a different level or quality of services.

Your Right to Use an Authorized Agent

You have the right to designate an authorized agent to make a request under the CCPA on your behalf. To designate an authorized agent, please contact us as provided in the “Contact Us” section below. In order to verify you have authorized an agent we will first verify your identify and then require notification of the agent you have authorized. This may take the form of email or written authorization from you.

Verification Process

If you make a request to access or delete your information, or to opt out of the sale of your Personal Data, we may ask you for additional information to verify your identity. This information may include your full name, phone number, email address, or other basic Personal Data about you that we already have on file.

Financial Incentive Notice

In addition to providing you with the opportunity to share your opinions, we also provide you with financial incentives in the form of shares in SavvyShares LLC as consideration for your participation in surveys and other data collection activities. By accepting the incentive, along with the value associated with the sharing of your opinions, you agree that this consideration represents fair value for your participation.

Contact Us

If you have any questions or concerns about your Member Data, Personal Data or the contents of this Policy, contact us as follows:

SavvyShares

1365 Fourth Avenue

San Diego, CA 92101

privacy@savvyshares.com

Phone: 888-588-4258

Form of Terms and Conditions

Terms AND CONDITIONS

Last Updated: ___________

Please read theSE TERMS AND CONDITIONS carefully. THEY form a binding agreement between you and savvyshares, and GOVERN YOUR USE OF the savvyshares software, technology, website, and mobile application.

THEse terms and conditions ARE SEPARATE FROM AND IN ADDITION TO THE PURCHASER CONSENT, OFFERING CIRCULAR, AND SAVVYSHARES OPERATING AGREEMENT, which you must also accept BEFORE BECOMING a member of savvyshares, and WHICH separately GOVERN YOUR PURCHASE OF SECURITIES and your rights as a member.

Introduction

These Terms and Conditions (“Terms” or “Terms and Conditions” or “this Agreement”) are posted by SavvyShares LLC (“we,” “us,” “our,” or “SavvyShares”). Please read these Terms carefully. Together with the SavvyShares Privacy Policy, which is incorporated herein by this reference, they form a contract between you (“you,” “your,” “user,” or “Member,” as applicable) and SavvyShares.

These Terms govern your use of the SavvyShares software, technology, mobile application (the “App”), and the SavvyShares website (collectively, the “Platform”), as accessed from time to time by the user, regardless of whether the user is also a Member. Even if you do not become a Member of SavvyShares, your use of the Platform constitutes acceptance of the applicable terms herein. If you do not agree with these Terms, do not use the Platform. Continued use of the Platform constitutes your freely given, specific, and informed consent and agreement to the terms herein.

As used in these Terms, the term “shares” means membership interests in SavvyShares LLC. By becoming a Member, and subsequently purchasing shares in exchange for your Member Data (e.g., surveys, device tracking, or focus groups), you also agree to the terms and conditions in the Purchaser Consent, the Privacy Policy, the Offering Circular (the “Circular”), the SavvyShares Operating Agreement (the “Operating Agreement”), and the Subscription Agreement.

As used in these Terms, “Member Data” means information about our Members, in whatever form. “Personal Data” is Member Data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular Member or that Member’s household. By purchasing shares, you grant us a revocable right to use your Member Data in accordance with the Purchaser Consent, the Circular, the Operating Agreement, the Privacy Policy and these Terms.

Please note that other products or services are governed by separate terms, including without limitation any products or services under the SurveySavvy or Luth Research brand names. These Terms only apply to your use of the Platform.

Description of Services

SavvyShares seeks to build and offer customers access to a database of Member Data owned by a community comprised of its Members, which we refer to as our “Database,” and also seeks to build a business focused on growing and developing the Database.

Our Database will be comprised of various types of data captured or delivered depending on the methodology and submitted into the Database, including behavior data tracked through our App, data obtained from self-reported surveys and interviews, behavior data obtained from third parties with a Member’s consent, and any other social or related data satisfying our requirements.

In exchange for their participation in surveys and other tracking and data capture activities, Members will receive shares in SavvyShares LLC. Subject to the other terms and conditions in the Operating Agreement, Members will be entitled to distributions at least once annually. In order to receive payment of any distributions with respect to the shares, Members may be required to request them through their Member account.

Through community participation, we aim to create a dynamic, secure, and longitudinal database along with a supporting ecosystem geared towards the compilation of behavioral insights. By making the Database available to third parties, with our Members’ consent, we aim to facilitate insights which lead to greater predictive power of behavioral information for client applications.

Ownership, License

The App is the intellectual property of and is owned by Luth Research LLC, a Delaware limited liability company with an address at 1365 Fourth Avenue, San Diego, CA 92101 (“Luth Research”) and its licensors and suppliers. Luth Research licenses the App to SavvyShares PBC, a Delaware public benefit corporation, our Manager (the “Manager”) which in turn licenses the App to us. The structure, organization and code of the App are the valuable trade secrets and confidential information of Luth Research and its licensors and suppliers. Except as expressly stated herein, this Agreement does not grant you any intellectual property rights in the App and all rights not expressly granted are reserved by Luth Research and its licensors and suppliers.

All other materials, software, designs, technology, text, images, and other intellectual property (collectively, “Materials”) contained in the Platform are the property of SavvyShares, the Manager, Luth Research or a third-party licensor. You may not modify, alter or change any Materials, or distribute, publish, transmit, reuse, repost, or use the content displayed on the Platform for public or commercial purposes, including, without limitation, any text, images, audio, or video included in the Platform. Unauthorized use of the Materials is strictly prohibited and is a violation of the rights of SavvyShares, the Manager, Luth Research, and/or third parties, including, without limitation, under copyright laws, trademark laws, and the laws of privacy and publicity. SavvyShares neither warrants nor represents that your use of Materials displayed in the Platform will not infringe any third-party rights.

The Platform may also contain many of the valuable trademarks, names, titles, logos, images, designs, copyrights, and other proprietary materials (the “Trademarks”) owned and registered by SavvyShares, our Manager, Luth Research or other SavvyShares affiliates, or a third-party licensor. Nothing herein should be construed as granting, by implication, estoppel or otherwise, any license or right to use any Trademark displayed on the Platform, or any license or right to use any other Trademark. In the event that you misuse any Trademark in violation of these Terms, the trademark holders and their licensees intend to aggressively enforce their intellectual property rights to the fullest extent of the law.

As long as you comply with the terms of this Agreement, SavvyShares grants to you a non-exclusive, nontransferable, limited, personal license to use the Platform, including the App, for the purpose of allowing the Platform to monitor, collect, store, aggregate and distribute information regarding your internet activity.

Your Rights as a Member

SavvyShares is managed by SavvyShares PBC (the “Manager”). Our Manager’s principal executive office is located at 1365 Fourth Avenue, San Diego, California, 92101.

Our Manager may modify the terms of our Operating Agreement and our Management Agreement, including the compensation paid to the Manager, unilaterally. Such modifications generally, but not always, require advance notice to Members.

Your SavvyShares Member Account

To protect your SavvyShares Member account, keep your password confidential. You are responsible for the activity that happens on or through your SavvyShares Member account. Do not reuse your SavvyShares account password on third-party applications. If you learn of any unauthorized use of your password or SavvyShares Member account, contact us. We also require additional options to secure your Member account including two-factor authentication which you activate during the sign-up process and can update in settings.

Redemption

A Member may elect at any time to terminate his or her Purchaser Consent for us to use his or her Member Data or to remove selected (or all) of his or her Member Data from our Database, which will have the effect of revoking his or her Purchaser Consent as it relates to such Member Data (but not any other Member Data not removed). Such an election will result in the redemption of all of the Member’s shares (in the event of termination of his or her Purchaser Consent) or of all of the shares purchased with the affected Member Data (in the case of removing Member Data).

No consideration will be paid to Members if their shares are redeemed. Upon certain other events, such as the death of a Member, a fraudulent data submission or an invalid data submission, or an attempted or involuntary transfer of shares, we will either automatically redeem the affected shares, or have the option to redeem them.

Subject to certain exceptions at the election of a Member, including the affirmative election by a Member to donate the Member Data to us, if any shares are effectively redeemed, either by a Member or by us, our right to use the associated Member Data will be cancelled and the data may be removed from our Database or archived. For more information on redemption, see the Purchaser Consent and Operating Agreement.

Privacy

SavvyShares’ Privacy Policy explains how we treat your Personal Data and other Member Data, and how we protect your privacy when you use the Platform. By using the Platform, you agree that SavvyShares can use such information in accordance with our Privacy Policy: https://www.savvyshares.com/privacy-policy.

Third Party Content

The Platform may include links to other sites and resources on the Internet. These third-party links are governed by their own terms and privacy policies. Because SavvyShares has no control over such third-party sites and resources, you acknowledge and agree that SavvyShares is not responsible for the availability of such external sites or resources and does not endorse and is not responsible or liable for any content, advertising, products, or other materials on or available from such sites or resources. You further acknowledge and agree that SavvyShares will not be responsible or liable, directly or indirectly, for any damage or loss caused or alleged to be caused by or in connection with use of or reliance on any such content, goods, or services available on or through any such hyperlinked site or resource.

The Platform may otherwise display some content that is not from SavvyShares. This content is the sole responsibility of the entity that makes it available. We may review content to determine whether it is illegal or violates our policies, and we may remove or refuse to display content that we reasonably believe violates our policies or the law. But that does not necessarily mean that we review content, so please don’t assume that we do.

Your Access to the Platform

You may not be able to access or use the Platform: (a) during planned downtime for upgrades and maintenance to the Platform (of which SavvyShares will attempt to use commercially reasonable efforts to notify you in advance); or (b) during any unavailability caused by circumstances beyond our reasonable control, such as, but not limited to, acts of God, war, acts of government, acts of terror or civil unrest, strikes, pandemics, technical failures beyond our reasonable control (e.g., inability to access the internet), or acts undertaken by third parties, including without limitation distributed denial of service attacks.

Your Commitment to Data Quality

SavvyShares is a community-owned platform, and as such it is critical that Members act ethically and take their responsibilities to each other and to SavvyShares seriously. Without limitation, these responsibilities include sharing accurate and complete data, and ensuring that you have the right to share that data with SavvyShares (for example, you aren’t sharing someone else’s data). Where SavvyShares determines, through our internal quality control processes, that a Member’s Shared Data is not of sufficient quality, materially incomplete, or overly duplicative, the data will not be added to our platform, and the Member will not earn shares for that data. See also the Purchaser Consent.

Access and Interference

You may not use the Platform if (1) you are under 18 years of age, or (2) you are barred from using the Platform under the laws of the jurisdiction in which you are a resident. Furthermore, you agree you will not:

●	Attempt to decipher, decompile, disassemble, or reverse-engineer any of the software comprising or in any way making up a part of the Platform;

●	Solicit login information or other Personal Data of another Member, or access an account, belonging to someone else without legal authorization to do so;

●	Use the Platform for the purpose of gathering information to file a legal claim against a third party;

●	Attempt to breach any security or authentication measures of the Platform;

●	Avoid, bypass, remove, deactivate, impair, descramble or otherwise circumvent any technological measure implemented by SavvyShares or any other third party to protect the Platform;

●	Interfere or attempt to interfere with any other person’s use of the Platform;

●	Defame, abuse, stalk, threaten, intimidate, harass or otherwise violate the legal rights of any Member or employee, staff or agent of SavvyShares, the Manager, or any affiliate of SavvyShares;

●	Do anything that could disable, damage, tamper with, impair or otherwise cause interruptions to the proper working of the Platform;

●	Use any robot, spider, scraper or other automated means to access, data-mine, data-crawl, scrap or index the Platform in any manner;

●	Post or transmit any file which contains viruses, worms, Trojan horses or any other contaminating or destructive features, or that otherwise interfere with the proper working of the Platform;

●	Provide any false personal information in your account, create more than one account, transfer your account or create an account for anyone other than yourself (unless legally authorized to do so);

●	Do anything that is illegal, infringing, fraudulent, malicious or could expose SavvyShares or Members to harm or liability; or

●	Use the Platform, or facilitate or encourage anyone else to use the Platform, in any way that violates these Terms or any applicable law or regulation.

Other Restrictions

You shall not copy the any Materials or software underlying the Platform. You shall not modify, adapt, translate, distribute, disclose or create derivative works of the Materials or the software underlying the Platform. You shall not remove or modify any markings or any notice of proprietary rights contained on or in the Platform. You shall not make the Platform available in any manner to any third party. You shall not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code underlying the Platform. You may not rent, lease, sell, sublicense, assign or transfer your rights in the Platform, or authorize all or any portion of the Platform to be copied onto another user’s computer or mobile device.

Indemnification

By using the Platform and/or registering as a Member, you agree to indemnify and hold harmless SavvyShares, the Manager, and SavvyShares affiliates (including without limitation Luth Research) (collectively, the “SavvyShares Parties”) from and against any loss, damage or expense, including reasonable attorney’s fees, resulting or arising from your (i) gross negligence or willful misconduct; (ii) breach of any third-party intellectual property rights; or (iii) breach of these Terms or applicable law.

Disclaimer of Warranties

THE PLATFORM IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. THE SAVVYSHARES PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. THE SAVVYSHARES PARTIES MAKE NO WARRANTY THAT (A) THE PLATFORM WILL MEET YOUR REQUIREMENTS; (B) THE PLATFORM WILL BE UNINTERRUPTED, TIMELY, UNFAILINGLY SECURE, OR ERROR-FREE; (C) THE QUALITY OF ANY PRODUCTS, SERVICES, INFORMATION, OR OTHER MATERIAL OBTAINED BY YOU THROUGH THE PLATFORM WILL MEET YOUR EXPECTATIONS; OR (D) ANY ERRORS IN THE PLATFORM WILL BE CORRECTED.

ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE PLATFORM IS DONE AT YOUR OWN DISCRETION AND RISK. YOU WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO YOUR COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY YOU FROM SAVVYSHARES OR THROUGH OR FROM THE PLATFORM SHALL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THE TERMS. YOU SHOULD ALWAYS USE CAUTION WHEN GIVING OUT ANY PERSONALLY IDENTIFYING INFORMATION ABOUT YOURSELF OR THOSE FOR WHOM YOU HAVE LEGAL AUTHORITY. SAVVYSHARES DOES NOT CONTROL OR ENDORSE ANY ACTIONS RESULTING FROM YOUR USE OF THE PLATFORM AND, THEREFORE, THE SAVVYSHARES PARTIES SPECIFICALLY DISCLAIM ANY LIABILITY WITH REGARD YOUR USE OF THE PLATFORM, EXCEPT FOR YOUR RIGHTS UNDER THE OPERATING AGREEMENT AND LIABILITIES ARISING UNDER U.S. SECURITIES LAWS (AS DEFINED BELOW).

Limitation of Liability

WITHIN THE LIMITS ALLOWED BY APPLICABLE LAWS, YOU EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE SAVVYSHARES PARTIES SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES (EVEN IF THE SAVVYSHARES PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), RESULTING FROM: (A) THE USE OR THE INABILITY TO USE THE PLATFORM; (B) ANY ACTION YOU TAKE BASED ON THE INFORMATION YOU RECEIVE IN THROUGH OR FROM THE PLATFORM; (C) YOUR FAILURE TO KEEP YOUR PASSWORD OR ACCOUNT DETAILS SECURE AND CONFIDENTIAL; (D) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES RESULTING FROM ANY GOODS, DATA, INFORMATION, OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH OR FROM THE PLATFORM; (E) UNAUTHORIZED ACCESS TO OR ALTERATION OF YOUR TRANSMISSIONS OR DATA; (F) THE IMPROPER AUTHORIZATION TO USE THE PLATFORM BY SOMEONE CLAIMING SUCH AUTHORITY; OR (G) STATEMENTS OR CONDUCT OF ANY THIRD PARTY ON THE PLATFORM. NOTHING IN THIS LIMITATION OF LIABILITY SHALL LIMIT THE LIABILITY OF ANY SAVVYSHARES PARTY UNDER U.S. SECURITIES LAWS (AS DEFINED BELOW).

Updates to the Platform

SavvyShares may update the Platform from time to time and you may receive notifications of such upgrades, enhancements or updates. Any new or modified features added to or augmenting or otherwise modifying the App or other updates, modifications or enhancements to the Platform are also subject to these Terms and we reserve the right to deploy updates at any time.

Additionally, SavvyShares may also change content on the Platform at any time. However, please note that any of the content on the Platform may be out of date at any given time, and we are under no obligation to update it.

If the Platform is an update to a previous version of the Platform, you must possess a valid license to such previous version in order to use such update. All updates are provided to you on a license exchange basis. You agree that by using an update you voluntarily terminate your right to use any previous version of the Platform.

Export Rules

You agree that the Platform, including the Materials contained therein, will not be shipped, transferred or exported into any country or used in any manner prohibited by the United States Export Administration Act or any other export laws, restrictions or regulations (collectively the “Export Laws”). In addition, if the Platform is identified as export controlled items under the Export Laws, you represent and warrant that you are not a citizen, or otherwise located within, an embargoed nation (including without limitation Iran, Iraq, Syria, Sudan, Libya, Cuba, North Korea, and Serbia) and that you are not otherwise prohibited under the Export Laws from receiving the Platform or any of the Materials contained therein. All rights to use the Platform and the Materials are granted on condition that such rights are forfeited if you fail to comply with the terms of this Agreement.

Notice to U.S. Government End Users

Our software and documentation are "Commercial Item(s), " as that term is defined at 48 C.F.R. §2.101, consisting of "Commercial Computer Software" and "Commercial Computer Software Documentation," as such terms are used in 48 C.F.R. §12.212 or 48 C.F.R. §227.7202, as applicable. Consistent with 48 C.F.R. §12.212 or 48 C.F.R. §§227.7202-1 through 227.7202-4, as applicable, the Commercial Computer Software and Commercial Computer Software Documentation are being licensed to U.S. Government end users (a) only as Commercial Items and (b) with only those rights as are granted to all other end users pursuant to the terms and conditions herein. Unpublished-rights reserved under the copyright laws of the United States. SavvyShares LLC, 1365 Fourth Avenue, San Diego, CA 92101 USA.

You agree that when licensing the software for acquisition by the U.S. Government, or any contractor therefore, you will license consistent with the policies set forth in 48 C.F.R. §12.212 (for civilian agencies) and 48 C.F.R. §§227-7202-1 and 227-7202-4 (for the Department of Defense). For U.S. Government End Users, SavvyShares agrees to comply with all applicable equal opportunity laws including, if appropriate, the provisions of Executive Order 11246, as amended, Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974 (38 USC 4212), and Section 503 of the Rehabilitation Act of 1973, as amended, and the regulations at 41 CFR Parts 60-1 through 60-60, 60-250, and 60-741. The affirmative action clause and regulations contained in the preceding sentence shall be incorporated by reference in these Terms.

Disputes

Except were prohibited or limited by law (for example, in the case of private rights of action under the California Consumer Privacy Act), any dispute under these Terms (the “Covered Claims”) between a Member and SavvyShares shall be governed by California law regardless of your country of origin or where you access the Platform, and will be resolved by final and binding arbitration in San Diego, California, in accordance with Section 10.2 of the Operating Agreement.

Any Covered Claims involving a non-Member user and SavvyShares shall be governed by California law regardless of your country of origin or where you access the Platform, and the parties will submit all disputes arising under these Terms to arbitration in San Diego, California, before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in California. No party to these Terms will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent either party from obtaining an injunction.

Any arbitration of any Covered Claim will take place on an individual basis without resort to any form of class or representative action.

THE PARTIES HERETO, INCLUDING EACH MEMBER AND THE MANAGER, WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST ANY OTHER PARTY TO AN ARBITRATION AS A REPRESENTATIVE OR MEMBER IN ANY CLASS OR REPRESENTATIVE ACTION, EXCEPT WHERE SUCH WAIVER IS PROHIBITED BY LAW AS AGAINST PUBLIC POLICY (for example, in the case of private rights of action under the California Consumer Privacy Act). TO THE EXTENT ANY SUCH PARTY IS PERMITTED BY LAW OR ANY COURT OF LAW TO PROCEED WITH A CLASS OR REPRESENTATIVE ACTION AGAINST ANY OTHER SUCH PARTY, THE PARTIES HEREBY AGREE THAT THE PREVAILING PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEYS’ FEES OR COSTS ASSOCIATED WITH PURSUING THE CLASS OR REPRESENTATIVE ACTION (NOT WITHSTANDING ANY OTHER PROVISION IN THESE TERMS).

Miscellaneous

Violation or Suspected Violation of Terms. If you violate these Terms, or if SavvyShares has a reasonable ground to suspect that you have violated these Terms, SavvyShares has the right to suspend or terminate your future use of the Platform (or any portion thereof).

Term for Cause of Action. To the maximum extent allowed by law, you agree that any claim or cause of action arising out of or related to your contribution of Personal Data or your use of the Platform must be filed within one (1) year after such claim or cause of action arose or be forever barred. For the avoidance of doubt, the forgoing sentence will not apply to claims or counterclaims brought pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder (collectively, “U.S. Securities Laws”).

Admissibility of Printed Version. A printed version of these Terms and of any notice given in electronic form shall be admissible in judicial or administrative proceedings based upon or relating to these Terms to the same extent and subject to the same conditions as other business documents and records originally generated and maintained in printed form.

Severability. If any portion of the Terms is found to be unenforceable, the remaining portion will remain in full force and effect.

Assignment. You may not assign or delegate any rights or obligations under the Terms. Any purported assignment and delegation shall be ineffective.

Changes to these Terms

SavvyShares reserves the right to update these Terms from time-to-time. We may update the Terms by notifying you of the proposed changes at least thirty (30) days before their effectiveness to provide you with the opportunity to terminate your Purchaser Consent or remove some or all of your Member Data if you do not want your Member Data to be bound by the revised Terms. When these changes are made, SavvyShares will make a new copy of the Terms available on the Platform. Such changes will not apply retroactively but may be effective immediately on being made available. You acknowledge and agree that if you use the Platform after the effective date of the change, SavvyShares will treat your use as acceptance of the updated Terms.